Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2021 Fourth Quarter Results

Fourth quarter highlights:

  Net income of $44.9 million, a $21.6 million increase from $23.3 million in same quarter prior year
  Net income per diluted share of $6.96, a $3.78 increase from $3.18 per share in same quarter prior year
  Loans outstanding of $1.10 billion, an 8.7% decrease from the same quarter prior year
  Total revenues of $146.3 million, a 10.3% decrease from the same quarter prior year
  Significant decrease in percentage of accounts 61 days or more past due on a recency basis from same quarter prior year
  Cash flow from operating activities of $199.6 million and non-GAAP free cash flow of $158.5 million, both over the last twelve months

* See “Non-GAAP financial measures,” below, for a description of non-GAAP financial measures and reconciliation of GAAP measures to non-GAAP measures.

GREENVILLE, S.C.--(BUSINESS WIRE)--May 6, 2021--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and twelve months ended March 31, 2021.

Our fiscal fourth quarter and year ended March 31, 2021, was significantly impacted by the pandemic and resulting federal stimulus. The federal stimulus decreased demand for our loan product, driving lower originations as well as increased payments and payoffs from our existing customers. This resulted in a reduction in loans outstanding as well as historically low delinquency. In light of this, we focused on reducing our operating expenses during the year and expect this reduction in G&A expenses to continue into future periods.

Portfolio results

Fourth quarter of fiscal 2021 results were impacted by federal economic stimulus in December and March. Gross loans outstanding decreased to $1.10 billion as of March 31, 2021, an 8.7% decrease from the $1.21 billion of gross loans outstanding as of March 31, 2020. This compares to a 7.3% increase for year ended March 31, 2020. During the most recent fiscal fourth quarter, gross loans decreased $159.8 million, or 12.6%, compared to a decrease of $162.9 million, or 11.9%, during the fourth quarter of fiscal year 2020.

Our customer base decreased by 18.8% year-over-year as of March 31, 2021, compared to 5.1% growth for the comparable period ended March 31, 2020. During the quarter ended March 31, 2021, the number of unique borrowers in the portfolio decreased by 9.5% compared to a decrease of 9.0% during the quarter ended March 31, 2020.

The following table includes the change in the number of loan originations by customer type for the following comparative quarterly periods:

	Q4 FY 2021 vs. Q4 FY 2020	Q4 FY 2020 vs. Q4 FY 2019	Q3 FY 2021 vs. Q3 FY 2020
New Customers	(39.6)%	3.2%	(27.3)%
Former Customers	(16.5)%	(2.7)%	3.5%
Refinance Customers	(25.8)%	(4.1)%	(21.6)%

Refinance loan volume is in-line with the 18.8% reduction in the customer base year-over-year

As of March 31, 2021, we had 1,205 branches open. For branches open throughout both periods, same store gross loans decreased 8.0% in the twelve months ended March 31, 2021, compared to a 5.6% increase for the twelve-month period ended March 31, 2020. For branches open throughout both periods, the customer base over the twelve-month period ended March 31, 2021 decreased 18.2% compared to a 2.9% increase for the twelve months ended March 31, 2020.

Three-month financial results

Net income for the fourth quarter of fiscal 2021 increased by $21.6 million to $44.9 million compared to $23.3 million for the same quarter of the prior year (which was negatively impacted by a $13.7 million accrual related to the investigation into our Mexico operations). Net income per diluted share increased to $6.96 per share in the fourth quarter of fiscal 2021 compared to $3.18 per share for the same quarter of the prior year.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 105,005 shares of its common stock on the open market at an aggregate purchase price of approximately $13.6 million during the fourth quarter of fiscal 2021. This follows a repurchase of 1,024,870 shares in the first three quarters of fiscal 2021 at an aggregate purchase price of approximately $88.8 million and the repurchase of 1,520,679 shares in fiscal 2020 at an aggregate purchase price of approximately $197.4 million. The Company had approximately 6.2 million common shares outstanding excluding approximately 0.6 million unvested restricted shares as of March 31, 2021. As previously disclosed, on March 26, 2021, the Company amended its Revolving Credit Facility to allow for an additional $90 million in share repurchases in addition to the repurchases previously allowed under the facility. As of March 31, 2021, including the benefit of fourth quarter earnings, the Company has the ability to repurchase approximately $117.0 million of shares under the terms of the credit facility.

Total revenues for the fourth quarter of fiscal 2021 decreased to $146.3 million, a 10.3% decrease from the $163.0 million reported for the same quarter of the prior year. The revenues from the 1,202 branches open throughout both quarterly periods (revenue from comparable branches) decreased by 10.9%. Interest and fee income declined 9.0%, from $129.1 million in the fourth quarter of fiscal 2020 to $117.5 million in the fourth quarter of fiscal 2021, primarily due to a decrease in average earning loans. Insurance and other income decreased by 15.1% to $28.8 million in the fourth quarter of fiscal 2021 compared to $33.9 million in the fourth quarter of fiscal 2020. Sales of our motor club product increased by $0.6 million as we expanded the number of states in which we offer the product. Insurance revenue decreased due to lower loan volume during the third quarter of fiscal 2021. Revenue from our tax preparation business decreased to $15.1 million from $18.9 million, or 20.1%. This was largely driven by a delay in the tax season and we believe some of this revenue loss should be captured in the first quarter of fiscal 2022.

Accounts 61 days or more past due decreased to 4.9% on a recency basis at March 31, 2021, compared to 6.5% at March 31, 2020. Total delinquency on a recency basis decreased to 7.1% at March 31, 2021, compared to 10.5% at March 31, 2020. Our allowance for credit losses as a percent of net loans receivable was 11.1% at March 31, 2021, compared to 10.7% at March 31, 2020.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The provision for credit losses decreased $26.6 million, or 82.5%, to $5.6 million from $32.3 million when comparing the fourth quarter of fiscal 2021 to the fourth quarter of fiscal 2020. The provision decreased during the quarter primarily due to a $21.5 million decrease in net charge-offs. Net charge-offs as a percentage of average net loans receivable on an annualized basis decreased from 20.1% in the fourth quarter of fiscal 2020 to 12.3% in the fourth quarter of fiscal 2021. The charge-off rate during the quarter benefited from the reduced number of lower tenured customers in the portfolio as of December 31, 2020. We are experiencing lower losses on loans that were in the portfolio as of April 1, 2020, than initially predicted under our CECL methodology through March 31, 2021. As a result of this positive performance and additional federal stimulus in December and March, the overall allowance for credit loss is no longer at the high end of the calculated range of expected losses as of March 31, 2021. Moving the allowance for credit loss from the high end of the range at December 31, 2020, to the middle of the range at March 31, 2021, resulted in a reduction in the provision of approximately $5.4 million.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid growth of the portfolio during the prior two years, primarily in new customers, the gross loan balance declined in fiscal 2021 as a result of the ongoing pandemic and its effect on the overall economy. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
03/31/2016	$265,777,783	$698,773,077	$964,550,860
03/31/2017	$256,616,684	$686,698,452	$943,315,136
03/31/2018	$288,592,036	$715,641,123	$1,004,233,159
03/31/2019	$375,272,969	$752,683,977	$1,127,956,946
03/31/2020	$417,601,494	$792,663,099	$1,210,264,593
03/31/2021	$342,202,779	$762,610,487	$1,104,813,266

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2016	$(28,972,835)	$(22,347,972)	$(51,320,807)
03/31/2017	$(9,161,099)	$(12,074,624)	$(21,235,723)
03/31/2018	$31,975,352	$28,942,671	$60,918,023
03/31/2019	$86,680,933	$37,042,854	$123,723,787
03/31/2020	$42,328,525	$39,979,122	$82,307,647
03/31/2021	$(75,398,715)	$(30,052,612)	$(105,451,326)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
3/31/2016	27.6%	72.4%
3/31/2017	27.2%	72.8%
3/31/2018	28.7%	71.3%
3/31/2019	33.3%	66.7%
3/31/2020	34.5%	65.5%
3/31/2021	31.0%	69.0%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent twelve months divided by the starting gross loan balance) indexed to the March 31, 2017, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 3/31/2017 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
3/31/2016	1.93	0.98	1.24
3/31/2017	1.59	0.78	1.00
3/31/2018	1.68	0.78	1.04
3/31/2019	1.74	0.77	1.09
3/31/2020	1.49	0.65	0.94

The decrease in overall charge-off rate over the last twelve months has been seen across tenure buckets, primarily driven by stronger performance from COVID-19 stimulus and unemployment benefits. The younger tenure bucket has also benefited from improved underwriting practices on new borrowers.

General and administrative (“G&A”) expenses decreased $19.3 million, or 20.0%, to $77.4 million in the fourth quarter of fiscal 2021 compared to $96.7 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 59.3% during the fourth quarter of fiscal 2020 to 52.9% during the fourth quarter of fiscal 2021. G&A expenses per average open branch decreased by 20.3% when comparing Q4 fiscal 2021 to Q4 fiscal 2020.

Personnel expense decreased $5.9 million, or 11.2%, during the fourth quarter of fiscal 2021 as compared to the fourth quarter of fiscal 2020. Salary expense decreased approximately $2.6 million, or 8.2%, when comparing the two quarterly periods ended March 31, 2021 and 2020. Our headcount as of March 31, 2021, decreased 14.5% compared to March 31, 2020. Benefit expense decreased approximately $1.4 million, or 14.5%, when comparing the quarterly periods ended March 31, 2021 and 2020. Incentive expense decreased $3.0 million, or 21.2%, in Q4 fiscal 2021 compared to Q4 fiscal 2020 due to a decrease in share-based compensation and decreased branch level bonuses as a result of the delayed tax preparation season. The Company deferred $1.2 million less in payroll related origination costs under ASC 310, when comparing period over period, due to lower originations during the quarter, which offset the decrease in personnel expense.

Occupancy and equipment expense increased $0.6 million, or 4.5%. Occupancy expense was negatively impacted by a $0.9 million write down of signage as a result of rebranding our branch offices during the fourth quarter of fiscal 2021.

Advertising expense decreased $1.1 million in the fourth quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020. The Company anticipated lower demand as a result of the economic effects of COVID-19 during the quarter and reduced marketing spend accordingly.

Other expense decreased $13.0 million in the fourth quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020. This is primarily the result of the $13.7 million accrual related to the investigation into our Mexico operations in the prior year quarter.

Interest expense for the quarter ended March 31, 2021, decreased by $1.1 million, or 13.6%, from the corresponding quarter of the previous year. The decrease in interest expense is due to a 5.6% decrease in the effective interest rate from 5.9% to 5.6%. The average debt outstanding decreased from $536.8 million to $488.7 million when comparing the quarters ended March 31, 2020 and 2021. The Company’s debt to equity ratio decreased to 1.0:1 at March 31, 2021, compared to 1.1:1 at March 31, 2020. The Company had outstanding debt of $405.0 million as of March 31, 2021.

Other key return ratios for the fourth quarter of fiscal 2021 included a 9.1% return on average assets and a return on average equity of 22.8% (both on a trailing twelve-month basis).

Twelve-month results

Net income for the year ended March 31, 2021, increased $60.1 million to $88.3 million compared to $28.2 million for the prior year. This resulted in net income of $13.23 per diluted share for the year ended March 31, 2021, compared to $3.54 per diluted share in the prior year. Total revenues for fiscal year 2021 decreased 10.9% to $525.5 million compared to $590.0 million during the previous year. Annualized net charge-offs as a percent of average net loans receivable decreased from 18.0% for fiscal 2020 to 14.1% for fiscal 2021.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of its internal liquidity assessments, the Company considers free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net funding/repayment of loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities.

Free cash flow is commonly used by investors as an additional measure of cash generated by business operations that may be used to repay debt, may be available to invest in future growth through new business development activities or acquisitions, or repurchase stock. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow:

Twelve months ended March 31,
2021

Net cash provided by operating activities (1)	$199,559,307
Net cash used in investing activities:
Increase in loans receivable, net	(29,343,372)
Purchases of property and equipment	(11,683,857)
Free cash flow	158,532,078

(1) As previously disclosed, the Company paid $21.7 million in disgorgement, prejudgment interest, and civil penalties during the second quarter of fiscal 2021 to resolve an investigation into its former Mexico operations.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. In its last fiscal year, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/40815. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.]

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; uncertainties associated with management turnover and the effective succession of senior management; labor unrest the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2020 and quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2020 and December 31, 2020, each as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)
	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020
Revenues:
Interest and fee income	$117,481	$129,101	$451,114	$508,327
Insurance income, net and other income	28,799	33,917	74,419	81,702
Total revenues	146,280	163,018	525,533	590,029

Expenses:
Provision for credit losses	5,636	32,252	86,245	181,730
General and administrative expenses:
Personnel	46,466	52,329	184,621	203,775
Occupancy and equipment	14,405	13,783	56,160	54,238
Advertising	2,663	3,743	17,191	24,304
Amortization of intangible assets	1,429	1,407	5,474	5,011
Other	12,448	25,445	38,739	60,166
Total general and administrative expenses	77,411	96,707	302,185	347,494

Interest expense	6,940	8,035	25,699	25,896
Total expenses	89,987	136,994	414,129	555,120

Income before income taxes	56,293	26,024	111,404	34,909

Income taxes	11,409	2,721	23,121	6,752

Net income	$44,884	$23,303	$88,283	$28,157

Net income per common share, diluted	$6.96	$3.18	$13.23	$3.54

Weighted average diluted shares outstanding	6,452	7,318	6,672	7,953

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2021	March 31, 2020	March 31, 2019
ASSETS
Cash and cash equivalents	$15,746	$11,619	$9,335
Gross loans receivable	1,104,746	1,209,871	1,127,957
Less:
Unearned interest, insurance and fees	(279,364)	(308,980)	(290,813)
Allowance for credit losses	(91,722)	(96,488)	(81,520)
Loans receivable, net	733,660	804,403	755,624
Right-of-use asset	90,056	101,687	—
Property and equipment, net	26,340	24,761	25,424
Deferred income taxes, net	24,993	23,258	23,831
Other assets, net	31,422	28,548	18,400
Goodwill	7,371	7,371	7,034
Intangible assets, net	23,538	24,448	15,340
Assets held for sale	1,144	3,991	—
Total assets	$954,270	$1,030,086	$854,988

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$405,008	$451,100	$251,940
Income taxes payable	11,576	4,965	11,550
Lease liability	91,718	102,759	—
Accounts payable and accrued expenses	41,040	59,299	39,381
Total liabilities	549,342	618,123	302,871

Shareholders' equity	404,928	411,963	552,117
Total liabilities and shareholders' equity	$954,270	$1,030,086	$854,988

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS
(unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020

Gross loans receivable	$1,104,746	$1,209,871	$1,104,746	$1,209,871
Average gross loans receivable (1)	1,198,824	1,313,173	1,143,186	1,256,389
Net loans receivable (2)	825,382	900,891	825,382	900,891
Average net loans receivable (3)	892,022	974,165	848,732	928,408

Expenses as a percentage of total revenue:
Provision for credit losses	3.9%	19.8%	16.4%	30.8%
General and administrative	52.9%	59.3%	57.5%	58.9%
Interest expense	4.7%	4.9%	4.9%	4.4%
Operating income as a % of total revenue (4)	43.2%	20.9%	26.1%	10.3%

Loan volume (5)	478,479	589,366	2,371,981	2,929,265

Net charge-offs as percent of average net loans receivable on an annualized basis	12.3%	20.1%	14.1%	18.0%

Return on average assets (trailing 12 months)	9.1%	2.7%	9.1%	2.7%

Return on average equity (trailing 12 months)	22.8%	6.1%	22.8%	6.1%

Branches opened or acquired (merged or closed), net	(25)	3	(38)	50

Branches open (at period end)	1,205	1,243	1,205	1,243

(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800